TIDAL ETF TRUST II N-1A/A

Exhibit (99)(l)(i)

Toroso Investments, LLC

898 N. Broadway, Suite 2

Massapequa, New York 11758

June 28, 2022

Board of Trustees

Tidal ETF Trust II

898 N. Broadway, Suite 2

Massapequa, New York 11758

To the Board of Trustees:

Toroso Investments, LLC offers to purchase from Tidal ETF Trust II (the “Trust”) 5,000 shares of beneficial interest of the Carbon Collective Climate Solutions U.S. Equity ETF (the “Fund”), a series of the Trust, at a price of $20.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid, and non-assessable, upon issuance of such shares and receipt of said payment (the “Initial Shares”).

Toroso Investments, LLC represents and warrants that the Initial Shares will be held for investment purposes and are not being purchased with any present intent of redeeming or selling the same; provided, however, that Toroso Investments, LLC may redeem the Initial Shares immediately prior to the commencement of the public offering of Fund shares if it promptly purchases shares of the Fund of equal value in the secondary market.

Sincerely,

TOROSO INVESTMENTS, LLC

/s/ Daniel H. Carlson

Daniel H. Carlson

CFO

898 N. Broadway, Suite 2 • Massapequa • NY 11758

torosoinv.com | 844-986-7676

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